UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  ☒

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CAREER EDUCATION CORPORATION

(Name of Registrant as Specified In Its Charter)

Steve Bostic

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Contacts:
MEDIA	INVESTORS
Jeremy Fielding/Kimberly Kriger	Alan Miller/Jennifer Shotwell
Kekst and Company	Innisfree M&A Incorporated
212-521-4800	212-750-5833

STEVE BOSTIC SENDS LETTER TO CAREER EDUCATION CORPORATION BOARD

ST. SIMONS ISLAND, April 28, 2005 — Steve Bostic, owner of one percent of the outstanding shares eligible to vote at the Annual Meeting of Stockholders of Career Education Corporation (NASDAQ: CECO), today reported that he sent a letter to the Company’s Board of Directors, asking the Board to adopt as its own his three stockholder proposals to improve CECO’s corporate governance. Additionally, the letter asks that the Board include these proposals in the Company’s proxy statement as binding resolutions, so that all CECO stockholders have the opportunity at the Annual Meeting to support improved corporate governance at the Company.

The text of the letter follows:

April 27, 2005

The Board of Directors of Career Education Corporation
Messrs. Chookaszian, Dowdell, Lally, Larson, Laub, Ogata and Pesch
c/o The Office of the Secretary
Career Education Corporation
2895 Greenspoint Parkway, Suite 600
Hoffman Estates, Illinois 60175

Re:	Stockholder Proposals for the Career Education Corporation (“CECO”) 2005 Annual Meeting of Stockholders (the “Annual Meeting”)

Gentlemen:

     As one of the largest individual beneficial owners of CECO Common Stock, I hold 1,081,340 or approximately 1% of the outstanding shares. As you are aware, I am currently soliciting proxies in connection with the Annual Meeting and seeking stockholder support of my three proposals, namely the declassification of the CECO Board, allowing CECO stockholders to call a special meeting of stockholders, and terminating CECO’s Stockholder Rights Plan (or poison pill). In addition to asking CECO stockholders to vote my proxy card “FOR” my three proposals, I am also asking stockholders to vote their shares of CECO Common Stock on my proxy card to “WITHHOLD AUTHORITY” for the re-election of Messrs. Chookaszian, Dowdell and Pesch to the CECO Board of Directors.

     As you may be aware, I recently held a series of meetings with mutual funds and other large institutional CECO stockholders in Greenwich, Boston and New York to seek their support for my three proposals and to withhold authority with respect to the re-election of the three directors. Frankly, the level of support received was overwhelming. I am confident that these proposals will receive strong support from the stockholders at the Annual Meeting. Clearly, CECO’s stockholders are clamoring for improved corporate governance, and they believe, as I do, that implementation of these three proposals will improve that governance and will increase stockholder value.

     I recognize that the three stockholder proposals are recommendations to the CECO Board, and that their ultimate implementation requires Board action. I am firmly convinced that implementation of these proposals will have an immediate, positive impact on CECO’s corporate governance and stockholder confidence, and I believe that to discharge its fiduciary duty to the stockholders, the Board should take immediate steps following the Annual Meeting to implement these proposals. In order to convince the Board that the stockholders share my belief, I am asking them to send a message to the Board to implement these proposals by voting to withhold authority for the re-election of the three CECO directors.

     As a long-term CECO stockholder, I hope to remain as such. My goal is to increase value for all CECO stockholders, who are the owners of CECO. Genuine corporate governance reform as embodied in these stockholder proposals is merely an initial step that CECO should take to improve stockholder value and to convince all CECO stockholders, large and small, to remain committed to CECO. I believe in the potential of CECO and that the enactment of these proposals will help unlock some of its value.

     This proxy contest is being conducted by me alone, and the contest has entailed an enormous personal commitment on my part. I am prepared to immediately end this contest, thus eliminating the embarrassment that CECO’s Board could face when its stockholders vote at the Annual Meeting. In return, my request is a simple one: adopt these proposals as CECO’s own and include the changes called for thereby in CECO’s proxy statement, thus providing the stockholders with the opportunity at the Annual Meeting to truly implement these changes. If adopting these proposals requires a delay in the Annual Meeting, that delay, and any additional cost incurred by CECO, would be well worth it. I am convinced that CECO’s stockholders would fully support your efforts in improving CECO’s governance.

     Last Thursday, my counsel conveyed to your counsel my request that CECO adopt these stockholder proposals as its own and include them in CECO’s proxy statement. Although your counsel acknowledged that these proposals are commonly accepted improvements in corporate governance and will receive widespread CECO stockholder support, he rejected the request outright, stating that the CECO Board is not ready to adopt these proposals “at this time.”

     Frankly, I cannot imagine a better time than the present for the Board to adopt these proposals, with CECO’s stock trading at a multiple substantially lower than comparable education companies and with “black cloud” issues (such as the regulatory investigations and extensive litigation) impacting the stock price and damaging employee morale. CECO stockholders and employees desperately need a signal that their interests are of paramount importance to the Board, and adopting these proposals would be an initial, positive step in regaining their confidence and commitment. Please reconsider my request, and include my proposals to CECO’s proxy statement. I look forward to your prompt response.

Very truly yours,

R. Steven Bostic

You may obtain a free copy of Mr. Bostic’s definitive proxy statement and other relevant documents by calling Innisfree M&A Incorporated toll-free at (877) 825-8631 or collect at (212) 750-5833. Mr. Bostic’s proxy statement, which has been mailed to Career Education Corporation stockholders, and other filings and information related to his solicitation can be found at www.sec.gov.

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